EXHIBIT 99.1

                                  NEWS RELEASE


              ABRAXAS ANNOUNCES Q4 AND YEAR 2003 FINANCIAL RESULTS

SAN ANTONIO, TX (March 9, 2004) - Abraxas Petroleum Corporation (AMEX:ABP) today reported financial and operating results for the fourth quarter and the year-ended December 31, 2003. With production of 7.9 Bcfe for the year generating revenues of $39.0 million, the Company realized net income of $55.9 million ($1.55 per share on a dilutive basis). Not including the gain of $68.9 million the Company realized from the sale of its Canadian subsidiaries in January of 2003, continuing operations showed a net loss of $13.0 million ($0.36 per share). This compares to a loss of $118.5 million ($3.95 per share) in 2002.
Abraxas lost $1.7 million ($.05 per share) in Q4 2003 compared to a loss of $5.7 million ($0.19 per share) in the same quarter of 2002.

In January of 2003, the Company completed a series of financial transactions that ultimately reduced the Company's debt from approximately $300 million at December 31, 2002 to approximately $168 million (with debt at face value) at December 31, 2003 and reduced cash interest costs from approximately $34 million in 2002 to approximately $4 million in 2003. Subsequent to year-end 2003, the Company amended its senior credit agreement, increasing its size, reducing its costs, and providing additional operational flexibility.

The most significant operating items affecting 2003 results included:

     o Capital spending of approximately $18 million during 2003 participating in 24 wells with a 95% success rate;
     o Continuation of development activities that resulted in replacing 218% of 2003 production and increasing reserves 15.9 Bcfe (prior to production) from year-end 2002 at a finding and development cost of $1.15 per Mcfe;
     o Realized price per Mcfe of $4.81 in 2003 compared to $2.73 for 2002; and
     o Daily production rates increasing by 26% from the beginning of 2003 (on retained assets) to December 31, 2003.

The Company also issued the following details related to its year-end reserves to clarify its previous announcement on March 2, 2004:

                                                    Bcfe              %
         Proved Developed Producing                 56.7             46.7
         Proved Developed Non-Producing              9.6              8.0
                                                   -----            -----
                  Total Proved Developed            66.3             54.7
         Proved Undeveloped                         54.8             45.3
                                                   -----            -----
                  Total Proved                     121.1            100.0

In addition, the Company announced its current hedge positions, which include a series of price floors for approximately 40% of its projected production through September 2004. These floors, comprised of a combination of oil and natural gas contracts over these months, provide a floor of approximately $22.50 per barrel for the oil contracts and $4.21 per Mcf for the natural gas contracts. These instruments do not restrict the Company from receiving any prices above these floor levels.

Abraxas CEO, Bob Watson, commented, "2003 was an eventful year for Abraxas as we completed several transactions in January resulting in significant impact on our balance sheet and our operations going forward. Our retained assets in Canada, coupled with our growing inventory of U.S. projects allowed us to continue our development success and demonstrate a meaningful increase in production and reserves as we exited 2003. As we entered 2004, the Company participated in the drilling of two horizontal wells in the Ladyfern area of British Columbia. These wells have recently been tested at a combined rate of 11.1 MMcfpd 1.4 MMcfpd net to our interest with initial production expected by the end of March. We look forward to continuing this development success in 2004 and beyond. Our new amended credit facility provides further flexibility in managing our assets and maximizing value to our shareholders. We realize there is still more work ahead to improve our balance sheet in 2004 enabling us to continue to reduce debt and to accelerate development of assets, which now include over 170 identified projects that represent potential reserves not currently booked in our year-end reserve total. With the continuing strength of the commodity markets and our improving operational outlook, 2004 looks like a continued year of growth for Abraxas."

As a result of fina80l 2003 financial results and current market conditions, Abraxas has updated its operating and financial guidance for year 2004 as follows:

           Production:
                Bcfe (approximately 80% gas)                        8 - 9
           Price Differentials (Pre Hedge):
                $ Per Bbl                                            0.86
                $ Per Mcf                                            0.64
                Lifting Costs, $ Per Mcfe                            1.29
           G&A, $ Per Mcfe                                           0.60
           Capital Expenditures ($ Millions)                        10.00

The Company estimated January 2004 production at approximately 22.8 Mcfe per day.

Abraxas  invites your  participation  in a conference  call on Wednesday,  March
10th,  at 9:00 am CT to discuss  the  contents  of this  release  and respond to
questions.   Please  call  1-800-946-0719  between  8:50  am  and  9:00  am  CT, confirmation  code 786241,  if you would like to participate in the call.  There will be a replay of the  conference  call  available by calling  1-888-203-1112, confirmation code 786241,  beginning approximately 11:00 am CT Wednesday,  March
10th, through midnight CT Tuesday, March 16th.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com


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                                               ABRAXAS PETROLEUM CORPORATION
                                                     YEAR-END RESULTS

                                                            Three Months                 Twelve Months
(In thousands except per share data)                     Ended December 31,           Ended December 31,

                                                         2003          2002(1)        2003           2002(1)
                                                         ----          -------        ----           -------
                    Operations Data:
Revenues                                               $9,048          $17,217     $39,019           $54,320
EBITDA                                                  4,858           10,748      23,451            31,629
Cash Flow (Before Working Capital Changes)              3,459            1,256      13,923           (3,597)
Net Income(Loss)                                       (1,734)          (5,700)     55,920 (3)     (118,527)(2)
Net Income(Loss)  Per Share (Basic)                     (.05)            (.19)        1.58            (3.95)
Weighted Ave. Shares Outstanding                         35.8             30.0        35.4             30.0

                   Production:
Crude Oil (BPD)                                           781              834         689               801
NGL (BPD)                                                  64              649         102               663
Natural Gas (MCFPD)                                    16,523           40,877      16,957            42,336
MMCFEPD                                                  21.6             49.8        21.7              51.1

          Prices (net of hedge impact):
Crude Oil ($/BBL)                                      $29.73           $30.16      $30.32            $24.34
NGL's ($/BBL)                                           25.49            22.26       24.47             17.94
Natural Gas ($/MCF)                                      4.30             3.47        4.78              2.55
Price per MCFE                                           4.44             3.65        4.81              2.73

                    Expenses:
Lease Operating ($/MCFE)                                $1.23             $.88       $1.21              $.82
General & Administrative ($/MCFE)                         .82              .50         .67               .37
Cash Interest ($/MCFE)                                    .54             1.82         .55              1.83
Total Interest ($/MCFE)                                  2.06             1.82        2.14              1.83
D/D/A ($/MCFE)                                           1.48             1.21        1.33              1.42

     (1) 2002 Results include impact from Canadian operations sold in January, 2003
     (2) Net loss for 2002 includes a $116 million proved property impairment due to lower realized prices at period end
     (3) Includes gain on sale of Canadian subsidiaries of $68.9 million

                                        Balance Sheet Data (In $000s)
                                        December 31, 2003     December 31, 2002
Cash                                               $493                $4,882
Working Capital (Deficit)                        (2,444)              (65,609)
Plant/Property/Equipment, Net                   111,563               150,394
Total Assets                                    126,437               181,425

Long-Term Debt                                  184,649               236,943
Shareholders Equity (Deficit)                   (72,203)             (142,254)
Common Shares Outstanding (Millions)               35.9                 30.0
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                                               ABRAXAS PETROLEUM CORPORATION
                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Year Ended December 31
                                                            ----------------------------------------------------------
                                                                     2001              2002               2003
                                                            ----------------------------------------------------------
                                                                       (In thousands except per share data)
Revenues:
   Oil and gas production revenues .........................     $      73,201      $      50,862     $      38,105
   Gas processing revenues..................................             2,438              2,420               133
   Rig revenues ............................................               756                635               663
   Other  ..................................................               848                403               118
                                                              -------------------   --------------    -----------------
                                                                        77,243             54,320            39,019
Operating costs and expenses:
   Lease operating and production taxes ....................            18,616             15,240             9,599
   Depreciation, depletion, and amortization ...............            32,484             26,539            10,803
   Proved property impairment ..............................             2,638            115,993                 -
   Rig operations ..........................................               702                567               609
   General and administrative ..............................             6,445              6,884             5,360
   Stock-based compensation.................................            (2,767)                 -             1,106
                                                              -------------------   --------------    ----------------
                                                                        58,118            165,223            27,477
                                                              -------------------   --------------    ----------------
Operating income (loss).....................................            19,125           (110,903)           11,542

Other (income) expense:
   Interest income .........................................               (78)               (92)              (30)
   Amortization of deferred financing fees .................             2,268              2,095             1,678
   Interest expense ........................................            31,523             34,150            16,955
   Financing costs..........................................                 -                967             4,406
   Loss on sale of equity investment .......................               845                  -                 -
   Gain on sale of foreign subsidiaries.....................                 -                  -           (68,933)
   Other ...................................................               207                201               774
                                                              -------------------   ---------------   ----------------
                                                                        34,765             37,321           (45,150)
                                                              -------------------   ---------------   ----------------
Income (loss) before cumulative effect of accounting change
   and taxes................................................           (15,640)          (148,224)           56,692

Income tax expense (benefit):
   Current .................................................               505                  -                 -
   Deferred ................................................             1,897            (29,697)              377
Minority interest in income of foreign subsidiary (2001
   prior to purchase).......................................             1,676                  -                 -
Cumulative effect of accounting change......................                 -                  -               395
                                                              -------------------   ---------------   ----------------
Net income (loss)........................................        $     (19,718)     $    (118,527)    $      55,920
                                                              ===================   ===============   ================

Basic earnings (loss)per common share:
   Net earnings (loss)...................................        $      (0.76)      $       (3.95)    $        1.59
   Cumulative effect of accounting change................                    -                  -             (0.01)
                                                              -------------------   ---------------   ----------------
Net income (loss) per common share - basic ..............        $      (0.76)      $      (3.95)     $       1.58
                                                              ===================   ===============   ================

Diluted earnings (loss) per common share:
   Net earnings (loss)...................................        $      (0.76)      $       (3.95)    $       1.56
   Cumulative effect of accounting change................                    -                  -            (0.01)
                                                              -------------------   ---------------   ----------------
Net income (loss) per common share  - diluted............        $      (0.76)      $      (3.95)     $       1.55
                                                              ===================   ===============   ================
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                  Reconciliation of Non-GAAP Financial Measures

To fully assess Abraxas' operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. As cash flow and EBITDA exclude some, but not all, items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income (loss) calculated in accordance with GAAP is the most directly comparable measure most similar to cash flow and EBITDA.


Cash flow is defined as operating income (loss) plus depletion, depreciation and amortization expense,  non-cash expenses,  cash gains (losses) on the settlement of non-hedge  derivatives  and cash portion of other income  (expense)  and cash interest.  The  following  table  provides  a  reconciliation  of  cash  flow to operating income (loss) for the periods presented.
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                                                          Three Months                  Twelve Months
                                                        Ended December 31,             Ended December 31,
                                                       2003             2002           2003           2002
                                                       ------           ----           ----           ----
Operating income (loss)                                $1,275         $5,221        $11,542     $(110,903)
Depletion, depreciation and amortization                2,943          5,529         10,803         26,539
Non-cash stock based comp. expense                        640              -          1,106              -
Proved Property Impairment                                  -            (2)              -        115,993
Financing Costs                                         (224)          (967)        (4,406)          (967)
Other Expense                                           (102)          (201)          (774)          (201)
Cash interest                                         (1,073)        (8,324)        (4,348)       (34,058)
     Cash Flow                                         $3,459         $1,256        $13,923       $(3,597)
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EBITDA is  defined  as net  income  (loss)  plus  interest  expense,  depletion, depreciation  and  amortization  expenses,  deferred income taxes and other non-
cash items. The following table provides a reconciliation of EBITDA to operating income (loss) for the periods presented.

                                                           Three Months                  Twelve Months
                                                         Ended December 31,             Ended December 31,
                                                         2003           2002           2003           2002
                                                         ----           ----           ----           ----
Operating income (loss)                                $1,275         $5,221        $11,542     $(110,903)
Depletion, depreciation and amortization                2,943          5,529         10,803         26,539
Proved Property Impairment                                  -            (2)              -        115,993
Non-cash stock based comp. expense                        640              -          1,106              -
     EBITDA                                            $4,858        $10,748        $23,451        $31,629

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